Exhibit 5.1

April 1, 2019

CenterState Bank Corporation

1101 First Street South

Winter Haven, Florida 33880

Re: Post-Effective Amendment No. 2 to Registration Statement to Form S-4 on Form S-3

Ladies and Gentlemen:

I am the Executive Vice President and General Counsel of CenterState Bank Corporation, a Florida corporation (the “Company”). I am familiar with the Post-Effective Amendment No. 2 on Form S-3 to Registration Statement on Form S-4 filed on April 1, 2019 (the “Post-Effective Amendment”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”). The Post-Effective Amendment contains an updated prospectus relating to 30,013 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share, issuable upon the exercise of certain outstanding warrants (the “Warrants”), which were automatically converted into warrants to purchase the Shares as of the effective time of the merger of National Commerce Corporation, a Delaware corporation (“NCOM”), with and into the Company pursuant to an Agreement and Plan of Merger, dated November 23, 2018 (the “Merger Agreement”). The merger was effective as of April 1, 2019. All such Shares have been registered on the Registration Statement on Form S-4 that was filed by the Company with the Commission on January 8, 2019, and became effective on January 28, 2019 (the “Form S-4”). This opinion is provided pursuant to the requirements of Item 16 of Form S-3 and Item 601(b)(5) of Regulation S-K.

In rendering this opinion, I have examined the Registration Statement on Form S-4, the Post-Effective Amendment, the Warrants, the Merger Agreement, the Articles of Incorporation of the Company, as amended, and the Amended and Restated Bylaws of the Company, and originals or copies, certified or otherwise identified to my satisfaction of the corporate records of the Company, including the minute books, certificates of public officers and of representatives of the Company, and such other instruments or documents as I have deemed relevant, as the basis for the opinion expressed in this letter. I also have made such further legal and factual examinations and investigations as deemed necessary for purposes of expressing the opinion set forth herein. As part of the examination, I have assumed that all signatures on all original documents examined by me are genuine, accurate and complete, all non-original documents are true and correct copies of the originals and all information reviewed by me was accurate and complete. I also have assumed the legal capacity of all natural persons signing the documents reviewed, the authority of the persons signing on behalf of the parties on such documents, and the due authorization, execution and delivery of the documents by such parties.

Based upon the foregoing and certain legal considerations, it is my opinion that the Shares have been duly authorized, and when the Shares have been duly issued and delivered in accordance with the terms of the related warrants as contemplated by the Post-Effective Amendment, the Shares will be legally issued, fully paid and non-assessable.

This opinion is limited to the laws of the State of Florida, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

This opinion is provided for use solely in connection with the filing of the Post-Effective Amendment with the Commission and may not be used, circulated, quoted or otherwise relied upon for any other purpose without my prior express written consent.

I hereby consent to being named as the attorney who passed upon the validity of the Shares and to the filing of a copy of this opinion as Exhibit 5.1 to the Post-Effective Amendment.

Sincerely,

By:	/s/ Beth S. DeSimone
Beth S. DeSimone
Executive Vice President and General Counsel

CenterStateBank.com

1101 First Street South • Winter Haven, Florida 33880 • (863)293-4710 • Fax (863) 291-3994